UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AtriCure, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATRICURE, INC.

NOTICE OF 2007 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of AtriCure, Inc. (the “Company” or “AtriCure”). The Annual Meeting will be held at our principal executive offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069 on Wednesday, June 20, 2007, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to serve for a one-year term that expires at the 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting.

The Annual Meeting will begin promptly at 9:30 a.m. (EDT) and check-in will begin at 9:00 a.m. (EDT). Only holders of record of shares of AtriCure common stock (Nasdaq: ATRC) at the close of business on April 23, 2007, will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the Annual Meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ David J. Drachman
David J. Drachman
President and Chief Executive Officer

West Chester, Ohio

April 30, 2007

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF IT IS MAILED IN THE UNITED STATES. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

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ATRICURE, INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2007 Annual Meeting of Stockholders to be held on Wednesday, June 20, 2007, beginning at 9:30 a.m. (EDT) at our principal executive offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the 2007 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on April 2, 2007; and the term “meeting” means our 2007 Annual Meeting of Stockholders.

We are sending these proxy materials on or about May 18, 2007, to all stockholders of record at the close of business on April 23, 2007 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Why am I receiving these proxy materials?

We sent you these proxy materials because our Board is soliciting your proxy to vote at the meeting. As a stockholder of record at the close of business on the Record Date, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2006 and certain other required information.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. All stockholders should be prepared to present photo identification for admittance.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are:

1.      the election of eight nominees to serve as directors on our Board; and

2.      the ratification of the appointment of our independent registered public accounting firm for the 2007 fiscal year.

These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the meeting, it is the intention of the persons holding proxies to vote the shares they represent in accordance with their best judgment.

How does the Board of Directors recommend that I vote?	Our Board recommends that you vote your shares (1) “FOR” each of the director nominees and (2) “FOR” the ratification of independent registered public accounting firm for the 2007 fiscal year.

What are my voting rights?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

In the aggregate, there are a maximum of 12,304,288 votes that may be cast at the meeting.

What constitutes a quorum?

A quorum is required to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of the Record Date, 12,304,288 shares of our common stock were outstanding. Accordingly, the presence of the holders of our common stock representing at least 6,152,145 votes is required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the meeting. We have enclosed a proxy card for your use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders holding shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

What if I want to change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted or by attending the meeting and voting in person. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee, which gives you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item and how are votes counted?	The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The eight director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as directors. You may vote “FOR” all of the director nominees or “WITHHOLD” your vote for any or all director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board and “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of an independent registered public accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” all of AtriCure’s nominees to the Board and “FOR” ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than votes cast with respect to the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Julie A. Piton (our Vice President and Chief Financial Officer) and David J. Drachman (our President and Chief Executive Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?	We expect the Secretary of the Company to tabulate the votes and act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2008 (the “2008 Annual Meeting”), the written proposal must be received by the Secretary of AtriCure at our principal executive offices no earlier than December 20, 2007 and no later than January 19, 2008. However, if our 2008 Annual Meeting is not held between May 21, 2008 and July 20, 2008, then your notice must be received not later than the close of business on the later of (i) the 150th day prior to the date of the 2008 Annual Meeting or (ii) the 10th day following the date we make a public announcement of the date of the 2008 Annual Meeting. Such proposals also must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the U.S. Securities and Exchange Commission. Proposals should be addressed to:

Secretary AtriCure, Inc. 6033 Schumacher Park Drive West Chester, Ohio 45069

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address of our principal executive offices set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than December 20, 2007 and no later than January 19, 2008.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors

Our Amended and Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Board currently consists of the following eight directors: David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Richard M. Johnston, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Karen P. Robards and Lee R. Wrubel, M.D., whose terms expire at this Annual Meeting.

Director Nominees

The Nominating and Corporate Governance Committee recommended and the Board nominated the following people for election as directors: David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Richard M. Johnston, Mark R. Lanning, Karen P. Robards, and Lee R. Wrubel, M.D.

If elected, David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Richard M. Johnston, Mark R. Lanning, Karen P. Robards, and Lee R. Wrubel, M.D. will hold office as directors until our Annual Meeting of Stockholders to be held in 2008, and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Biographical Information of Directors and Director Nominees

The names of each member of the Board and nominee for director, their ages as of the Record Date, length of service on the Board and certain biographical information is as follows:

David J. Drachman, Nominee. Mr. Drachman, 49, has served as President, Chief Executive Officer and a director since October 2002. From 2000 to 2002, Mr. Drachman served as President of Impulse Dynamics N.V., a development stage medical device company focusing on implantable electrical solutions for the treatment of heart failure, diabetes and eating disorders. From 1997 to 1999, Mr. Drachman served in a variety of positions, including Vice President of Strategic Development at Biosense Webster, Inc., a Johnson & Johnson, Inc. subsidiary that designs and manufactures diagnostic and therapeutic cardiac catheters. In addition, Mr. Drachman has also served in a variety of positions at Ventritex, Inc. and Boston Scientific Corporation. Mr. Drachman received his B.A. from the University of Louisville and holds North American Society of Pacing and Electrophysiology certification in Electrophysiology, Cardiac Pacing and Defibrillation.

Donald C. Harrison, M.D., Nominee. Dr. Harrison, 73, has served as one of our directors since November 2000. Since 2003, Dr. Harrison has served as a general partner of Charter Life Sciences, L.P., a venture capital investment firm. He also serves as a director of several public and private companies, including Kendle International, a publicly-held clinical research company, UMD, Inc., a privately-held medical device company he founded, EnteroMedics, Inc., a privately-held developer of medical devices for the treatment of obesity and gastrointestinal disorders and CoRepair, Inc., a heart failure company. From 1986 to 2003, Dr. Harrison served in various capacities at the University of Cincinnati Medical Center, including Chief Executive Officer, Senior Vice President and Provost for Health Affairs. Dr. Harrison has previously served as a director of various publicly-held companies, including EP Technology, Inc., Novoste Corporation, InControl, Inc., and SciMed Inc. From 2000 to 2003, Dr. Harrison served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments that AtriCure acquired on August 10, 2005. From 1968 to 1986, Dr. Harrison served as co-director of the Falk Cardiovascular Research Center in Stanford, California, Professor of Medicine and William G. Irwin Professor of Cardiology at Stanford University School of Medicine and Chief of Cardiology at Stanford University Hospital. Dr. Harrison received his B.S. from Birmingham Southern College and his M.D. from the University of Alabama College of Medicine.

Michael D. Hooven, Nominee. Mr. Hooven, 51, is one of our founders and has served as a director since August 2002 and as a consultant since January 2007. From August 2002 through December 2006, Mr. Hooven served as Chief Technology Officer and from August 2002 through February 2005 he served as Chairman of the Board. From November 2000 to August 2002, he served as our President and Chief Executive Officer. Mr. Hooven is currently President and Chief Executive Officer of Enable Medical Technologies, LLC, a start-up business focusing on opportunities in minimally invasive orthopaedic surgery. Since 1994 until its acquisition, Mr. Hooven served as Chairman of the Board, and has previously served as President and Chief Executive Officer of Enable Medical Corporation, a developer and manufacturer of surgical instruments that Mr. Hooven co-founded and that we acquired on August 10, 2005. Mr. Hooven is also a director of BioOhio (formerly known as Omeris, Inc.), a not-for-profit company devoted to building and accelerating the bioscience industry, research and education. From 1986 to 1994, Mr. Hooven served as Director of New Product Development at Ethicon Endo-Surgery, Inc., a developer and manufacturer of minimally invasive surgical instruments. In addition, Mr. Hooven has also served in a variety of positions at Cordis Corporation and Siemens Medical Solutions of Siemens AG. Mr. Hooven received his B.S. and M.S. from the University of Michigan.

Richard M. Johnston, Nominee. Mr. Johnston, 72, has served as one of our directors since June 2002 and as Chairman of the Board since February 2005. Since 2000, Mr. Johnston has been a managing member of Camden Partners Holdings, LLC, a private equity firm. Mr. Johnston currently serves as a director of several of Camden Partners’ portfolio companies, including BioMedical Enterprises, Inc., LipoScience Inc., Lombard Medical Technologies PLC, Medivance, Inc., Pharmanetics, Inc., Picis, Inc. and Webmedx, Inc. From 1961 to 2000, Mr. Johnston was employed by The Hillman Company, an investment holding company with diversified operations, where he served from 1970 to 2000 as Vice President, Investments and as a director. From 1979 to 2003, Mr. Johnston was Chairman of the Board of The Western Pennsylvania Hospital, and its successors, The Western Pennsylvania Healthcare System and West Penn Allegheny Health System. Mr. Johnston received his B.S. from Washington and Lee University and his M.B.A. from The Wharton School, University of Pennsylvania.

Elizabeth D. Krell, Ph.D., Nominee. Dr. Krell, 58, has served as one of our directors since June 2006. Dr. Krell is currently a private consultant on matters pertaining to FDA-regulated products, as well as FDA policies and procedures. From 2003 to 2004, she served as the Executive Vice President for Technology and Regulatory Affairs at the Advanced Medical Technology Association (AdvaMed), the largest trade association for medical device manufacturers. From 1975 to 2001, she served in the FDA, starting as a bench researcher and ending in the FDA’s top science job as the Acting Senior Advisor for Science, advising the Commissioner and other top FDA officials on science and science management. Dr. Krell served from 1990 to 2000 as the Deputy Director for Science, in the FDA’s Center for Devices and Radiological Health (CDRH). In this job she provided executive leadership in the development of programs to assure the safety and effectiveness of medical devices and diagnostic products, and the reduction of population exposure to radiation emitted from medical, industrial and consumer products. Previously, she directed CDRH’s science and engineering labs. Dr. Krell received her B.A. from S.U.N.Y. Binghamton and her Ph.D. from Georgetown University.

Mark R. Lanning, C.P.A., Nominee. Mr. Lanning, 52, has served as one of our directors since February 2006. Mr. Lanning currently serves as Vice President and Treasurer of Hillenbrand Industries, Inc., a leader within the health care equipment and services and funeral services industries. Prior to joining Hillenbrand in 1988, Mr. Lanning spent twelve years in various accounting positions with Ernst & Whinney (now Ernst & Young). Mr. Lanning, a Certified Public Accountant, also currently serves as Chairman Elect and a member of the Board of Directors of the Indiana CPA Society. Mr. Lanning received his B.S. in Accounting from Ball State University.

Karen P. Robards, Nominee. Ms. Robards, 57, has served as one of our directors since November 2000. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. Ms. Robards has also served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, from 1996 to 2005, which we acquired on August 10, 2005. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she headed its healthcare investment banking activities. Ms. Robards serves as the Independent Chair of the Board of several open-end and closed-end

BlackRock mutual funds. Ms. Robards is a founder and director of the Cooke Center for Learning & Development, a not-for-profit educational organization in New York City. Ms. Robards received her B.A. from Smith College and her M.B.A. from Harvard Business School.

Lee R. Wrubel, M.D., Nominee. Dr. Wrubel, 42, has served as one of our directors since February 2005. Since 2000, Dr. Wrubel has served as a General Partner of Foundation Medical Partners, LP, a venture capital investment firm. Dr. Wrubel also serves as a director of several privately-held medical device companies, including CardioMEMS, Inc. and EsophyX, Inc. Dr. Wrubel currently serves on the Translational Research Advisory Committee of the Muscular Dystrophy Association. Dr. Wrubel received his B.A. from Lafayette College, his M.D. and M.P.H. from Tufts University School of Medicine and his M.B.A. from Columbia University School of Business.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE EIGHT NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board

The Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Our Board consists of the following eight directors: Richard M. Johnston (Chairman), David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Karen P. Robards and Lee R. Wrubel, M.D. Our Board has affirmatively determined that each of the directors and nominees other than David J. Drachman, our President and Chief Executive Officer, and Michael D. Hooven, our former Chief Technology Officer and current consultant, are independent directors under the listing standards established by Nasdaq.

As required under the Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time, our Board may also create committees for special purposes. The membership and the function of each of the committees are described below.

Audit Committee. Our Audit Committee currently consists of Mark R. Lanning (Chair of the Committee), Donald C. Harrison, M.D. and Karen P. Robards. Our Audit Committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures. In addition, this Committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has also determined that Karen P. Robards and Mark R. Lanning each qualifies as an “audit committee financial expert,” as defined in SEC rules. The Audit Committee has a written charter, which was adopted by our Board in April 2005. A copy of the charter is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.” The report of the Audit Committee appears beginning on page 22 of this proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Karen P. Robards (Chair of the Committee), Lee R. Wrubel, M.D. and Mark R. Lanning. The Compensation Committee’s principal responsibilities are to determine and approve the compensation of our Chief Executive Officer, review and approve compensation levels for our other executive officers, review and approve management incentive compensation policies and programs, review and approve equity compensation programs for employees and exercise discretion in the administration of those programs and review with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and produce an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the Securities and Exchange Commission. The Compensation Committee Charter was amended in February 2007 to reflect the Committee’s responsibilities relating to the CD&A, as described in the previous sentence. The composition of the Compensation Committee satisfies the independence requirements of Nasdaq. The Compensation Committee has a written charter, which was adopted by our Board in April 2005 and amended in February 2007 and is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.” The report of the Compensation Committee appears on page 24 of this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Richard M. Johnston (Chair of the Committee), Donald C. Harrison, M.D., Karen P. Robards and Elizabeth D. Krell, Ph.D. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations on the composition of our Board and selection of directors, periodically assessing the functioning of our Board and its committees, and making recommendations to our Board regarding corporate governance matters and practices. The composition of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq. The Nominating and Corporate Governance Committee has a written charter, which was adopted by our Board in April 2005, which is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

Meetings of the Board and Committees of the Board

During 2006, the Board held five meetings, the Audit Committee held eleven meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings.

Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors attended the 2006 Annual Meeting, either in person or via telephone.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 6033 Schumacher Park Drive, West Chester, Ohio 45069: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure, and any other information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

Director Qualifications. Members of our Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. Other than an age limit of 75 for election of directors set by our Board, the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. In February 2007, our Board amended our Corporate Governance Guidelines to raise the director age limit from 72 to 75.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our Board are suggested by existing directors or by our executive officers. However, candidates may also come to the attention of our Board through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Compensation

Prior to our initial public offering, we did not compensate directors for their services as directors and only reimbursed our directors for reasonable out-of-pocket expenses incurred in connection with attending meetings of our Board and Committees. Upon the closing of our initial public offering in August 2005, we began to compensate non-employee directors and in April 2006, in consultation with the Compensation Committee, our Board approved changes to the compensation given to our non-employee directors. The annual retainer paid to our non-employee directors was increased from $15,000 to $20,000. The additional fees paid to the Chairman of the Board were increased from $5,000 to $25,000, the fees paid to the Chairman of the Audit Committee were increased from $5,000 to $10,000, the fees paid to the Chairman of the Compensation Committee were increased from $2,500 to $5,000, and the fees paid to the Chairman of the Nominating and Corporate Governance Committee were increased from $2,500 to $5,000.

In April 2006, our Board also approved changes to the options automatically granted to each non-employee director under our 2005 Equity Incentive Plan. The initial stock option grant to non-employee directors upon joining our Board was increased from 20,000 options to 50,000 options, which vest one-fourth on each anniversary of the date of the grant. Existing non-employee directors as of the closing of our initial public offering in August 2005 each received an initial grant of 10,000 options, which vest one-fourth on each anniversary of the date of grant. The annual stock option grant after each annual meeting of stockholders to each of our non-employee directors who has been a director for at least six months was increased from 3,000 options to 10,000 options, which now vest one-third on the earlier of each anniversary of the date of the grant or the annual meeting of stockholders that year. In light of the change in initial stock option grants, the Board approved stock option grants in April 2006 for 30,000 options to the non-employee directors who stood for re-election at the 2006 Annual Meeting, which vest one-fourth on each anniversary of the date of grant. Options granted to the non-employee directors have a term of 10 years and an exercise price equal to the fair market value on the date of grant.

Non-employee directors also receive a fee for each Board meeting of $1,500 for in-person attendance and $500 for participation by telephone and a fee for each Committee meeting of $750 for in-person attendance and $350 for participation by telephone.

Director Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total
Richard M. Johnston(2)	$64,150	$46,699	$110,849
Donald C. Harrison, MD(3)	34,400	46,699	81,099
Elizabeth D. Krell(4)	13,495	24,117	37,612
Mark R. Lanning(5)	28,938	45,379	74,317
Karen P. Robards(6)	40,200	46,699	86,899
Lee R. Wrubel, MD(7)	29,600	46,699	76,299

(1)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R) during the year ended December 31, 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions). Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Notes 1 and 15 of the Notes to Consolidated Financial Statements.

(2)	As of December 31, 2006, Mr. Johnston held 50,000 options to purchase shares of our common stock, 2,500 of which were vested.
(3)	As of December 31, 2006, Dr. Harrison held 61,315 options to purchase shares of our common stock, 13,815 of which were vested.
(4)	As of December 31, 2006, Ms. Krell held 50,000 unvested options to purchase shares of our common stock.
(5)	As of December 31, 2006, Mr. Lanning held 50,000 unvested options to purchase shares of our common stock.
(6)	As of December 31, 2006, Ms. Robards held 53,947 options to purchase shares of our common stock, 6,447 of which were vested.
(7)	As of December 31, 2006, Dr. Wrubel held 50,00 options to purchase shares of our common stock, 2,500 of which were vested.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees, and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

Code of Business Conduct and Ethics

AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the “Code”) reflects our values and the business practices and principles of behavior that support this commitment. Our Code is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code applies to all of our officers, directors and employees. Each is responsible for understanding and complying with the Code. The Code is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

Compensation Committee Interlocks and Insider Participation

From January 1, 2006 to the date of the 2006 Annual Meeting on June 21, 2006, the Compensation Committee consisted of Alan L. Kaganov (Chair), Norman R. Weldon and Lee R. Wrubel. Gene R. McGrevin served on the Committee from April 6, 2006 to December 1, 2006, at which time he resigned as a Director. Messrs. Kaganov and Weldon did not stand for re-election to the Board and were replaced on the Committee by Karen P. Robards as of June 21, 2006. Mark R. Lanning joined the Committee as of September 6, 2006. The Committee is currently composed of Ms. Robards (Chair) and Messrs. Lanning and Wrubel. No member of our Compensation Committee nor any executive officer of AtriCure has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of AtriCure or was formerly an officer of AtriCure.

Certain Relationships and Related Party Transactions

We describe below transactions that have occurred this year or during our last three fiscal years to which we were a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate families had or will have a direct or indirect material interest.

Consulting Agreement with Michael D. Hooven

We entered into a Consulting Agreement, dated as of January 1, 2007, with Michael D. Hooven, who is also one of our directors and co-founders. Under the terms of the agreement, Mr. Hooven will provide consulting services and advice to us with respect to the creation and development of new products and product platforms relating to cardiac arrhythmias and the prevention or reduction of strokes using cardiac devices.

Pursuant to the terms of the agreement, Mr. Hooven will devote 20 hours per week to the performance of his obligations under the agreement. As consideration for his services and for assigning the rights to inventions, designs, patents, trademarks and copyrights and other intellectual property as provided for in the agreement, Mr. Hooven will be paid $12,000 per month. Additionally, under the terms of the agreement, until December 31, 2009, Mr. Hooven will not compete with us in the United States and will not solicit any of our employees or independent contractors to leave, or cease rendering services to, us. Additionally, until December 31, 2009, Mr. Hooven will not distribute, sell, market or promote any medical device that is designed to prevent, treat or diagnose cardiac diseases or disorders unless he notifies us and provides us with an opportunity to consummate an agreement to jointly engage in the activities in which he proposes to engage. The term of the agreement is one year, ending on December 31, 2007; provided, however, that if there is a change of control event, the agreement will terminate automatically upon consummation of the change of control event.

Employment Agreement with Julie A. Piton

We entered into an Employment Agreement, dated as of January 5, 2007, with Julie A. Piton and we subsequently amended the agreement on April 17, 2007. Under the agreement, Ms. Piton serves as our Vice President of Finance and Administration and Chief Financial Officer. Ms. Piton commenced employment with us on January 23, 2007.

Pursuant to the terms of her agreement with us, Ms. Piton receives a base salary of $225,000 per year and is eligible to receive a year-end annual bonus, if any, the minimum targeted amount of which is 30% of her salary. Additionally, under the terms of the agreement, Ms. Piton was granted an option to purchase 100,000 shares of our common stock under our 2005 Equity Incentive Plan at a per-share exercise price equal to the fair market value of our common stock on the date of grant. The terms of the agreement also require Ms. Piton to relocate within a 50-mile radius of our current principal office within 6 months of her start date. We will reimburse her in an amount up to $75,000 for out-of-pocket expenses incurred in connection with her relocation. However, if Ms. Piton voluntarily terminates her employment with us during the 3-year period following January 5, 2007, she will repay to us a portion of the total sum previously reimbursed.

Pursuant to the terms of the agreement, either we or Ms. Piton may terminate Ms. Piton’s employment under the agreement at any time for any reason or no reason and no minimum period of employment is required. If Ms. Piton voluntarily terminates the agreement, she must give us at least 45 days’ prior written notice. If we voluntarily terminate the agreement, we are not obligated to give Ms. Piton any prior written notice. In the event that we terminate the employment of Ms. Piton “without cause” or if she terminates her employment for “good reason,” each as defined in the agreement, Ms. Piton is entitled to a severance payment equal to six months of her then base salary, which based on her current salary would equal a payment of $112,500. If such termination occurs during a change of control period, Ms. Piton is entitled to a severance payment equal to six months of her then base salary plus an amount equal to her full bonus potential for the year in which the termination occurred, which severance payment would equal $180,000 based on her current base salary and target bonus potential for 2007.

Employment Agreement with David J. Drachman

On February 9, 2007, we entered into an Employment Agreement with David J. Drachman. Under the terms of the agreement, Mr. Drachman will continue to serve as our President and Chief Executive Officer and, subject to annual stockholder re-election, as a director.

Pursuant to the terms of his agreement with us, Mr. Drachman’s base salary for 2007 is $400,000, which will be reviewed annually for discretionary merit increases by the Board of Directors and/or Compensation Committee. Mr. Drachman is also entitled to receive such annual bonus, if any, as to which he may be entitled under the management incentive program we adopt each year. Pursuant to the terms of the agreement, either we or Mr. Drachman may terminate Mr. Drachman’s employment under the agreement at any time for any reason or no reason. If Mr. Drachman voluntarily terminates the agreement, he must give us at least 60 days’ prior written notice. If we voluntarily terminate the agreement, we are not obligated to give Mr. Drachman any prior written notice. In the event that we terminate the employment of Mr. Drachman “without cause” or for “total disability,” or if he terminates his employment for “good reason,” each as defined in the agreement, Mr. Drachman is entitled to severance payments totaling six months of his then base salary, which based on his current salary would equal a payment of $200,000; provided that if we terminate his employment “without cause” or if he terminates his employment for “good reason” within 12 months following a “change of control” (as defined in the Agreement), Mr. Drachman is entitled to severance payments totaling 12 months of his then base salary plus an amount equal to his target bonus for the year in which the termination occurred, which severance payment would equal $560,000 based on his current base salary and target bonus potential for 2007.

Under the terms of the agreement, Mr. Drachman reconfirmed his obligations under his Non-Competition, Proprietary Information and Inventions Agreement, dated October 22, 2002. Additionally, under the terms of the agreement, we will reimburse Mr. Drachman for insurance premiums paid by Mr. Drachman to maintain $5,000,000 of term life insurance for his own benefit, up to a maximum annual reimbursement of $10,000.

Enable Medical Corporation

Contemporaneously with the closing of our initial public offering, we acquired Enable Medical Corporation, the manufacturer of our Isolator bipolar ablation clamps. The $7.0 million aggregate purchase price for Enable was determined by negotiations between special committees of disinterested directors of Enable and us, but no opinion as to fairness of the terms was obtained from an investment banking firm. Two of our current Board members and one former Board member, directly or indirectly, held an aggregate of approximately 63% of the outstanding common stock of Enable and, accordingly, received a majority of the amounts that we paid to acquire Enable. Michael D. Hooven, our former Chief Technology Officer and one of our directors, was a co-founder and the Chairman of the Board of Enable and owned, directly and indirectly, approximately 47% of its outstanding common stock. Karen P. Robards, one of our directors, owned, directly and indirectly, approximately 3% of Enable’s outstanding common stock. Norman R. Weldon, Ph.D, one of our former directors, owned, directly or indirectly, approximately 13% of Enable’s outstanding common stock. If we sell certain assets that were acquired as part of the Enable acquisition prior to the third anniversary of the closing of our acquisition of Enable, we will be required to pay the former shareholders of Enable 50% of the consideration from that sale that is in excess of $1 million, subject to a maximum payment to the Enable shareholders of $2 million.

Voting Agreement

Under the terms of an amended and restated voting agreement, which agreement terminated upon the closing of our initial public offering in August 2005, the holders of our common stock were entitled to elect three Board members, one of whom was required to be the Chief Executive Officer; the holders of our Series A preferred stock (which shares converted to common stock in connection with our initial public offering) were entitled to elect two Board members, one of which was designated by Charter Ventures IV, L.P. and one by Partisan Management Group, Inc.; the holders of our Series B preferred stock (which shares converted to common stock in connection with our initial public offering) were entitled to elect two Board members, one of which was designated by U.S. Venture Partners VIII, L.P. and one by Camden Partners, Inc.; and one Board member was elected by the holders of all classes of capital stock voting as a single class.

Amended and Restated Investors’ Rights Agreement

We have entered into an agreement with certain of our common stockholders under which those stockholders have certain customary demand and piggyback registration rights with respect to their shares of common stock. The directors, executive officers and holders of more than 5% of our common stock that are parties to this agreement are Donald C. Harrison, M.D., Michael D. Hooven, Karen P. Robards and entities affiliated with U.S. Venture Partners, Camden Partners, Charter Ventures, and Norman R. Weldon, Ph.D. and his spouse Carol J. Weldon.

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers.

Communications with the Board of Directors

Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chairman of the Board of Directors, 6033 Schumacher Park Drive, West Chester, Ohio 45069. All such stockholder communications will be forwarded to the specific director or directors to whom the communications are addressed.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the fiscal year ending December 31, 2007. Deloitte & Touche audited the Company’s financial statements for 2002, 2003, 2004, 2005 and 2006. Deloitte & Touche is a registered public accounting firm.

The Board is asking the stockholders to ratify the selection of Deloitte & Touche as the Company’s independent registered public accounting firm for 2007. Although not required by law, the rules of Nasdaq, or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor. In addition to retaining Deloitte & Touche to audit the Company’s financial statements for 2006, the Audit Committee retained Deloitte & Touche to provide audit-related services, tax services, and certain other services in 2006. The Audit Committee understands the need for Deloitte & Touche to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee has reviewed all non-audit services provided by Deloitte & Touche in 2006 and has concluded that the provision of such services was compatible with maintaining Deloitte & Touche’s independence in the conduct of its auditing functions.

The aggregate fees billed by Deloitte & Touche for audit and non-audit services provided to the Company in 2006 and 2005 were as follows:

Service Category	2006	2005
Audit Fees	$205,691	$498,355
Audit-Related Fees	114,000	—
Tax Fees	47,185	25,925
All Other Fees	2,290	—

Total	$369,166	$524,280

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements (including fees in connection with our Registration Statement on Form S-l (Registration No. 333-124197)), and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

To help ensure the independence of our independent registered public accounting firm, the Audit Committee is required to pre-approve all audit and non-audit services to be performed for us by our independent registered public accounting firm. All audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, as a Committee or the Committee may delegate to one or more of its members the authority to grant the required approvals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of AtriCure common stock as of the Record Date, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table on page 29;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 23, 2007 (the Record Date) through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of 12,304,288 shares of our common stock outstanding as of the Record Date. Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Approximate Percent Owned
Holders of More than 5%
Camden Partners(1) 500 East Pratt Street, Suite 1200 Baltimore, MD 21202	920,132	13,334	7.5%

Charter Ventures(2) 525 University Avenue Palo Alto, CA 94301	704,401	—	5.7

Kairos Partners III Limited Partnership(3) 600 Longwater Drive Norwell, MA 02061	1,200,025	—	9.8

Massachusetts Financial Services Company(4) 500 Boylston Street Boston, MA 02116	767,210	—	6.2

TimesSquare Capital Management, LLC(5) 1177 Avenue of the Americas-39th Floor New York, NY 10036	1,028,500	—	8.4

U.S. Venture Partners(6) 2735 Sand Hill Road Menlo Park, CA 94025	2,252,745	—	18.3

Norman R. Weldon, Ph.D(7) 6 Ocean Club Drive Amelia Island, FL 32034	628,562	—	5.1

Named Executive Officers
David J. Drachman	—	372,038	2.9
Stephen S. Cambridge(8)	20,886	—	*
James L. Lucky	—	16,250	*
Elsa C. Abruzzo	—	23,487	*
Michael D. Hooven(9)	803,005	—	6.5
Thomas J. Etergino(10)	—	—	—

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Approximate Percent Owned
Directors and Nominees
Richard M. Johnston(11)	920,132	13,334	7.6
Donald C. Harrison, M.D.(12)	898,481	24,649	7.5
Karen P. Robards	166,499	17,281	1.5
Lee R. Wrubel, M.D.(13)	494,527	13,334	4.1
Mark R. Lanning	7,000	12,500	*
Elizabeth D. Krell, Ph.D.	—	12,500	*
All executive officers and directors as a group (13 persons)	3,289,644	561,787	29.9

*	Indicates ownership of less than 1%.
(1)

Consists of 868,605 shares held by Camden Partners Strategic Fund II-A, L.P., 51,527 shares held by Camden Partners Strategic Fund II-B, L.P. and 13,334 shares underlying options held by Mr. Johnston. Camden Partners Strategic II, LLC is the general partner of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. Richard M. Johnston, David L. Warnock, Richard M. Berkeley and Donald W. Hughes each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(2)

Includes 677,363 shares held by Charter Ventures IV, L.P., 1,383 shares held by Charter Advisors Fund IV, L.P.; and 25,655 shares held by Charter Entrepreneurs Fund IV, L.P. A. Barr Dolan is a manager of Charter Ventures IV Partners, LLC, the general partner of Charter Entrepreneurs Fund IV, L.P., Charter Advisors Fund IV, L.P. and Charter Ventures IV, L.P. Charter Ventures IV Partners, LLC and A. Barr Dolan each may be deemed to share voting and investment power with respect to the securities held by Charter Advisors Fund IV, L.P., Charter Entrepreneurs Fund IV, L.P. and Charter Ventures IV, L.P. and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(3)

This information is based on the Schedule 13G filed with the SEC on January 23, 2007. As disclosed in the Schedule 13G, John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn are each members of the investment committee of Kairos Partners III Limited Partnership.

(4)	This information is based on the Schedule 13G filed with the SEC on February 12, 2007.
(5)	This information is based on the Schedule 13G filed with the SEC on February 9, 2007.
(6)

Consists of 2,202,444 shares held by U.S. Venture Partners VIII, L.P.; 17,031 shares held by USVP VIII Affiliates Fund, L.P.; 21,653 shares held by USVP Entrepreneur Partners VIII-A, L.P. and 11,617 shares held by USVP Entrepreneur Partners VIII-B, L.P. Presidio Management Group VIII, LLC is the general partner of U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P. The managing members of Presidio Management Group VIII, LLC are Timothy Connors, Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root, Christopher Rust and Philip Young and each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(7)

Includes 122,368 shares held by Norman R. Weldon, Ph.D.; 166,818 shares held by The Weldon Foundation, Inc. (the “Foundation”); 172,250 shares held by Partisan Management Group, Inc. (“Partisan”); 117,126 shares held by Carol J. Weldon, his wife; and 50,000 shares held by Weldon Consulting. Dr. Weldon is the president of the Foundation, a managing director of Partisan and sole proprietor of Weldon Consulting. Dr. Weldon may be deemed to share voting and investment power with respect to the shares held by his wife, Weldon Consulting, the Foundation and Partisan, and Dr. Weldon disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Dr. Weldon’s wife may be deemed to share voting and investment power with respect to the shares held by Dr. Weldon and Weldon Consulting, and she disclaims beneficial ownership of these shares, except as to her pecuniary interest therein.
(8)	Mr. Cambridge left the Company on January 2, 2007.
(9)

Includes 334,210 shares held by a trust for the benefit of Mr. Hooven (the Michael D. Hooven 2004 Trust FBO Michael); 103,007 shares held by Mr. Hooven; 334,210 shares held by a trust for the benefit of Susan Spies, Mr. Hooven’s wife (the Michael D. Hooven 2004 Trust FBO Susan); 13,157 shares held by Mr. Hooven’s wife; and 18,421 shares held by a trust for the benefit of all Ms. Spies and Mr. Hooven’s children (the Susan Spies 2004 Children’s Trust). Mr. Hooven serves as the trustee of the trust for the benefit of himself and for the Susan Spies 2004 Children’s Trust. Mr. Hooven may be deemed to share voting and investment power with respect to the shares held by the trust for the benefit of his wife, the shares underlying options held by his wife and the shares held by the Susan Spies 2004 Children’s Trust, and Mr. Hooven disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Mr. Hooven’s wife may be deemed to share voting and investment power with respect to the shares held by Mr. Hooven, the shares held by the trust for the benefit of Mr. Hooven, and the shares held by the Susan Spies 2004 Children’s Trust, and she disclaims beneficial ownership of these shares, except as to her pecuniary interest therein.

(10)	Mr. Etergino left the Company on August 18, 2006.
(11)

Consists of 868,605 shares held by Camden Partners Strategic Fund II-A, L.P., 51,527 shares held by Camden Partners Strategic Fund II-B, L.P. and 13,334 shares underlying options held by Mr. Johnston. Camden Partners Strategic II, LLC is the general partner of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. Richard M. Johnston, David L. Warnock, Richard M. Berkeley and Donald W. Hughes each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(12)

Includes 677,363 shares held by Charter Ventures IV, L.P.; 1,383 shares held by Charter Advisors Fund IV, L.P.; 25,655 shares held by Charter Entrepreneurs Fund IV, L.P. and 194,080 shares and 24,649 shares underlying options held by Dr. Harrison. A. Barr Dolan is a manager of Charter Ventures IV Partners, LLC, the general partner of Charter Entrepreneurs Fund IV, L.P., Charter Advisors Fund IV, L.P. and Charter Ventures IV, L.P. Charter Ventures IV Partners, LLC and A. Barr Dolan each may be deemed to share voting and investment power with respect to the securities held by Charter Advisors Fund IV, L.P., Charter Entrepreneurs Fund IV, L.P. and Charter Ventures IV, L.P. and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(13)

Consists of 494,527 shares held by Foundation Medical Partners, LP and 13,334 shares underlying options held by Dr. Wrubel. Dr. Wrubel is a general partner of Foundation Medical Partners, LP. Lee R. Wrubel, M.D. and Harry Rein each may be deemed to share voting and investment power with respect to the securities held by this entity and disclaims beneficial ownership of the shares held by this entity, except as to his pecuniary interest therein.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: Frederick Preiss, James L. Lucky, and Elsa Chi Abruzzo each filed one Form 4 late in connection with stock options granted to each of them on September 6, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s consolidated financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer, who was also acting as the Chief Financial Officer, of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter that was adopted by AtriCure’s Board of Directors, a copy of which is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with AtriCure’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of AtriCure’s audited financial statements with generally accepted accounting principles, its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS No. 61 (Communications with Audit Committees), as amended by SAS’s No. 89 and 90. In addition, the Audit Committee has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.

The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of AtriCure’s internal control over financial reporting, and the overall quality of AtriCure’s financial reporting. The Audit Committee held 11 meetings during the fiscal year ended December 31, 2006.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of AtriCure under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE2

Mark R. Lanning, Chair3

Donald C. Harrison, M.D.

Karen P. Robards

[2]	The Board of Directors has determined that each member of the Audit Committee is an independent director under applicable standards.
[3]	Mr. Lanning joined the Audit Committee on February 8, 2006 and was appointed Chairman effective December 5, 2006.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE

Karen P. Robards, Chair

Mark R. Lanning

Lee R. Wrubel, M.D.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of AtriCure, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The Compensation Committee’s membership is determined by the Board. From January 1, 2006 to the date of the 2006 Annual Meeting on June 21, 2006, the Compensation Committee consisted of Alan L. Kaganov (Chair), Norman R. Weldon and Lee R. Wrubel. Gene R. McGrevin served on the Committee from April 6, 2006 to December 1, 2006, at which time he resigned as a Director. Each of Messrs. Kaganov, Weldon, Wrubel and McGrevin were independent, as defined by the Nasdaq Stock Exchange listing standards. Messrs. Kaganov and Weldon did not stand for re-election to the Board and were replaced on the Committee by Karen P. Robards as of June 21, 2006. Mark R. Lanning joined the Committee as of September 6, 2006. The Committee is currently composed of Ms. Robards (Chair) and Messrs. Lanning and Wrubel, all of whom are independent, as defined by the Nasdaq Stock Exchange listing standards.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation philosophy is rooted in a “Pay for Performance” approach that is designed to strongly link executive officer compensation to our performance. Executive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•	to attract, motivate and retain talented executives;

•	to compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives; and

•	to align the interests of our executives with our stockholders.

We believe that the performance of our executives in managing and growing our Company, as measured by financial and qualitative metrics, should be the basis for determining their overall compensation. We believe that our executives’ compensation should not be based on the short-term performance of our stock, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Our compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides both for annual incentive awards that are payable upon our achievement of annual financial and management objectives approved by the Board, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest between management, other key employees and our stockholders.

Executive Compensation Program and Process

The Compensation Committee oversees and administers our compensation policies and plans. In this regard, the Committee determines, and presents for the approval of the Board, general recommendations on compensation policies and plans for employees, makes specific recommendations on salaries and incentive compensation, and approves equity incentive awards for executives. Our management team supports the Compensation Committee in fulfilling its responsibilities and, in some cases, gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities, but did not engage outside advisors in 2006.

In determining executive compensation, we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including sales and revenue growth, product development and regulatory progress, financial performance and other managerial objectives. In addition, we review the individual performance of key executives. Recognizing that we compete for talent with other publicly-held medical device companies, some of whom have significantly larger resources than us, we seek to provide compensation that is competitive. We review the data for other medical devices companies, but we do not attempt to maintain a certain target percentile with a peer group. In addition, we review various industry surveys for medical technology and life sciences companies.

Compensation to our executive officers generally consists of the following elements: base salary, annual cash incentive bonuses, and grants of stock options.

1. Base Salary. We pay a base salary to attract talented executives and provide a secure base level of compensation. In determining base salaries, we consider a variety of factors including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device companies. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer.

Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Annual increases in base salary are not guaranteed. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salary growth. Based on information we have reviewed, we believe that the base salaries of our executive officers are appropriate and consistent with companies of similar size and business orientation.

2. Annual Cash Incentive Bonuses. Under our “Pay for Performance” philosophy, we pay an annual cash incentive bonus to management, which varies in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. For 2006, our financial goals were the achievement of the following sales targets: $38.1 million in total revenues, $4.1 million in international revenues and $11.1 million in revenues resulting from the sale of minimally invasive products. Annual incentive bonus targets and objectives are designed to advance key strategic initiatives and build stockholder value. These objectives and targets are developed with guidance from the Board of Directors and approved by the Compensation Committee at the beginning of each year. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis. Our annual incentive bonus program recognizes Company performance and rewards performance across all functions. However, individuals whose primary function is executive sales management are compensated under different incentive programs.

Our targets and objectives consist of operating, strategic and financial goals that are considered to be critical to our fundamental long-term goal of building stockholder value, as well as the execution of product development and clinical and regulatory milestones, implementation of organizational development programs and the accomplishment of strategic initiatives. For 2006, the determination of the annual cash incentive targets and objectives were based primarily on specific quantitative measures, including the achievement of the sales targets described above, new product introductions, and the achievement of specific clinical and regulatory milestones. In order to foster effective cross-functional performance and a culture of collaboration, to date, management objectives are based on Company performance goals and do not include a component tied to individual performance. Final calculation of the Company’s financial performance and determination and payment of the awards is made as soon as is practicable after the completion of our year-end by the Compensation Committee, subject to final Board approval. For 2006, the Compensation Committee recommended, and the Board approved, a cash incentive bonus program that would have enabled the Chief Executive Officer to earn a target bonus of 35% and a maximum bonus of 43.75% and other non-sales executive officers to earn a target bonus of 25% and a maximum bonus of 31.25% of their 2006 ending base salaries. The Compensation Committee sets these objectives to be moderately difficult to attain. For 2006, the Chief Executive Officer earned a bonus of 36.82%, excluding the one-time bonus noted below, and other, non-sales executive officers, earned bonuses of 26.3% of their ending 2006 base salaries. Individuals whose primary function is executive sales management are rewarded under compensation programs that are primarily tied to their achievement of sales growth objectives and payments of these incentives are made as frequently as monthly.

3. Equity Incentive Awards. Our 2005 Equity Incentive Plan is designed to use stock option awards to create an opportunity for our employees and executives to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interest of stockholders. Stock options are reviewed and approved by the Compensation Committee at regular meetings. Employees and executives receive value from these grants only if our common stock appreciates in value over the long-term. Stock option awards reflect the employee’s and executive’s position, responsibility, contributions, performance and current equity position. We believe that the award of stock options will stimulate pride in ownership and motivate employees and executives to commit themselves to our values and performance. Our option plan generally utilizes vesting periods of four years to encourage long-term allegiance and performance and the options typically vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment.

Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired executives, the size of the initial equity grants are generally determined based on the individual’s position, experience and competitive market information. For non-executive employees, a new hire option grant will generally be made at the first regularly scheduled meeting of the Compensation Committee following commencement of employment. The exercise price is always equal to the fair market value of our common stock on the date of the grant. While options have been our primary way of aligning the interests of our management, employees and our stockholders, our equity incentive plan permits the issuance of restricted stock and other long-term equity awards, which we may institute in the future.

Chief Executive Officer Compensation

The Compensation Committee follows a comprehensive process to determine the compensation of Mr. David Drachman, our Chief Executive Officer. The Committee performs an extensive evaluation of Mr. Drachman, which includes input from the Board of Directors, a self-assessment from Mr. Drachman, and discussions between the chair of the Committee and the chair of the Board of Directors. Additionally, the Committee reviews the compensation of chief executive officers of several cardiac-focused medical device companies and other medical technology companies of similar size, including AngioDynamics, Inc., Conor Medsystems, Inc., ev3 Inc., FoxHollow Technologies, Inc., Micrus Endovascular Corporation, Rita Medical Systems, Inc., Stereotaxis, Inc., Vascular Solutions, Inc. and VNUS Medical Technologies, Inc. The Committee also reviews other industry surveys for medical device companies. Mr. Drachman’s base salary for 2006 was $280,000. Based on the Company’s achievement of performance goals and objectives under its 2006 annual incentive bonus program, Mr. Drachman received a cash bonus of $103,096, which was 105.2% of his target bonus. No stock option grants were made to Mr. Drachman during 2006. In recognition of Mr. Drachman’s performance and based on a competitive market salary analysis, in January 2007 Mr. Drachman’s base salary was increased from $280,000 to $400,000. Further, he received an incremental one-time cash bonus of $75,000 in January 2007, reflecting the Company’s 2006 performance and Mr. Drachman’s incremental duties as Acting Chief Financial Officer during a portion of 2006 and 2007. We believe that Mr. Drachman’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy.

Severance, Change of Control and other Post-Employment Programs.

Options granted under our 2001 Stock Option Plan become immediately vested upon a change in control, as defined in the agreement. Upon a change in control, options granted under our 2005 Equity Incentive Plan are assumed or an equivalent option or right substituted by the acquirer. Options outstanding to our executive officers are subject to accelerated vesting upon a change in control, with 33% of the unvested shares vesting upon a change in control, and full vesting upon the one year anniversary of the change in control. If the acquirer refused to assume or substitute options outstanding, all options become fully vested upon a change in control.

We believe that the aforementioned accelerated vesting provisions help create a competitive compensation package and provide a certain level of assurance to our key employees and that they are fair and reasonable when compared with similar arrangements adopted by comparable companies in our industry. We also have agreements providing severance to our Chief Executive Officer and Chief Financial Officer in the event of their involuntary terminations and pursuant to their respective employment agreements.

Perquisites

We do not generally provide executives with perquisites other than programs made available to all Company employees. Beginning in 2007, Mr. Drachman’s employment agreement provides for reimbursement up to $10,000 annually for incremental term life insurance. Mr. Cambridge, our retired Vice President of Sales, received a $7,200 car allowance annually. Further, we have historically provided certain relocation benefits to executives.

Tax and Accounting Treatment of Compensation

While the income tax implications of the compensation program to the Company and its executive officers are continually assessed, they are not presently a significant factor in the administration of the program. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our four other most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, the stockholders were asked to approve a limit under our Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carry-forward.

Summary

We believe that Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employee’s interests with those of our stockholders. We believe that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving stockholder value.

Summary Compensation Table

The following table sets forth summary compensation information for 2006 for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2006 and one individual who was one of our most highly compensated executive officers during 2006, but was not serving as an executive officer as of December 31, 2006. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of 10% of their total annual compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
David J. Drachman President and Chief Executive Officer	2006	$280,000	$75,000	(4)	$294,970	$103,096	$7,850		$760,916
Stephen S. Cambridge(5) Vice President, Sales	2006	150,000	15,000	(6)	17,540	191,945	30,391	(7)	404,876
James L. Lucky Vice President, Quality Assurance and Healthcare Compliance	2006	145,000	—		55,346	86,072	8,245		294,663
Elsa C. Abruzzo Vice President, Regulatory and Clinical Affairs	2006	156,667	—		54,941	42,080	5,100		258,788
Michael D. Hooven(8) Chief Technology Officer	2006	220,000	—		—	—	49,363	(9)	269,363
Thomas J. Etergino(10) Former Vice President and Chief Financial Officer	2006	127,308	—		111,859	—	45,586	(11)	284,753

(1)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R) during the year ended December 31, 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions). Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Notes 1 and 15 of the Notes to Consolidated Financial Statements.

(2)	Amounts shown represent incentive-based awards earned in 2006 pursuant to quarterly and/or annual incentive-based award programs. These amounts were paid during 2006 and/or 2007.
(3)	Amount shown include the matching contributions made under our 401(k) Plan.
(4)	Represents a bonus paid to Mr. Drachman in recognition of his incremental responsibilities as Acting Chief Financial Officer and 2006 performance.
(5)	Mr. Cambridge retired from the Company on January 2, 2007.
(6)	Represents a retention bonus to Mr. Cambridge.
(7)	Amount shown includes $18,316 paid to Mr. Cambridge for vacation earned but not used.
(8)	Mr. Hooven transitioned to a consultant to the Company on January 1, 2007. His last date of employment was December 29, 2006. He continues as a director of the Company.
(9)	Amount shown includes $42,488 paid to Mr. Hooven for vacation earned but not used.
(10)	Mr. Etergino's employment with the Company terminated on August 18, 2006.
(11)	Amount shown includes $15,520 paid to Mr. Etergino for vacation earned but not used and $25,000 for relocation related expenses.

Grants of Plan-Based Awards

The following table sets forth information concerning the annual performance bonuses and the stock options grants in 2006 to the executive officers named in the Summary Compensation Table.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Award ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
David J. Drachman	—	—	$98,000	$122,500	—	—	—
Stephen S. Cambridge	2/8/06	—	—	230,000	10,000	$11.06	$49,317
James L. Lucky	9/6/06	—	—	—	13,949	6.34	39,776
Elsa C. Abruzzo	9/6/06	—	40,000	50,000	8,685	6.34	24,765
Michael D. Hooven	—	—	—	—	—	—	—
Thomas J. Etergino	6/21/06	—	50,000	62,500	72,895	7.99	266,162

(1)	The grant date of equity awards is the date on which the Compensation Committee approved the award.
(2)

Represents estimated bonuses eligible to be earned under our annual cash incentive plan for 2007 for Mr. Drachman, Ms. Abruzzo and Mr. Etergino. Mr. Drachman was eligible to earn 35% of his salary as of December 31, 2006 if the Company achieved the targets of the plan and up to a maximum of 43.75% (125% of the target) under the plan. Ms. Abruzzo was eligible to receive 25% of her salary as of December 31, 2006 if the Company achieved the targets of the plan and was eligible to earn up to 31.25% (125% of target) under the plan. The amounts reflected in the Table are based on salaries as of December 31, 2006. Mr. Hooven did not participate in a non-equity incentive plan during 2006. Mr. Etergino participated in the same plan as Ms. Abruzzo, but due to the termination of his employment during the year, was not eligible for any incentive plan award payments at December 31, 2006. The plan does not provide for a minimum guaranteed payout. Mr. Cambridge participated in a non-equity incentive plan that was tied primarily to achievement of specific Company sales goals that included monthly, quarterly and annual components. Mr. Lucky participated in a monthly non-equity incentive plan that was based on year-to-date international sales. Under the plan, Mr. Lucky was eligible to earn 1% of international sales up to $1,000,000 in sales, 1.5% of international sales between $1 million and $3 million, and 4% of international sales in excess of $4 million. The actual awards earned and paid to the named executive officers under these plans is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading "Compensation Discussion and Analysis".

(3)

The amounts represent the grant date fair value of the awards calculated in accordance with SFAS 123R. Information about the assumptions that we used when valuing awards is set forth in our Annual Report on Form 10-K in Note 15 to the Notes of Consolidated Financial Statements for our year ended December 31, 2006.

All options granted to these executive officers in 2006 were granted under our 2005 Equity Incentive Plan. Options have a term of 10 years but may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability. The effects of such terminations are described below under “Change in Control Arrangements.”

Outstanding Equity Awards at Year-End

The table below sets forth information concerning the number and value of the unexercised stock options outstanding at December 31, 2006 for the executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Price ($)	Expiration Date
David J. Drachman	37,500 315,788	112,500	(1)	$13.53 1.33	12/7/2015 10/14/2012

Stephen S. Cambridge	— 658 658 1,974 2,411 13,157 2,631	10,000 1,973 657 657 220 — —	(2) (3) (4) (5) (6)	11.06 12.00 3.23 1.52 1.52 1.33 3.80	2/8/2016 8/5/2015 12/9/2014 2/5/2013 4/1/2013 8/9/2012 1/26/2012

James L. Lucky	— 2,500 1,645 7,237	13,949 7,500 4,933 7,236	(7) (1) (3) (8)	6.34 13.53 12.00 1.52	9/6/2016 12/7/2015 8/5/2015 1/1/2014

Elsa C. Abruzzo	— 2,500 13,158	8,685 7,500 13,157	(7) (1) (9)	6.34 13.53 1.52	9/6/2016 12/7/2015 2/16/2014

Michael D. Hooven	39,473 52,631	— —		1.33 0.63	8/9/2012 3/29/2011

Thomas J. Etergino	—	—		—	—

(1)

25% of the option grant vests on the one year anniversary of the date of grant, December 7, 2005. Remaining options vest in equal monthly installments on the same day of the month over the remaining three years.

(2)

25% of the option grant vests on the one year anniversary of the date of grant, February 8, 2006. Remaining options vest in equal monthly installments on the same day of the month over the remaining three years.

(3)	25% of the options vest on each anniversary of the grant date, August 5, 2005.
(4)	25% of the options vest on each anniversary of the grant date, December 9, 2004.
(5)	25% of the options vest on each anniversary of the grant date, February 5, 2003.
(6)	25% of the options vest on each anniversary of the grant date, April 1, 2003.
(7)

25% of the option grant vests on the one year anniversary of the date of grant, September 6, 2006. Remaining options vest in equal monthly installments on the same day of the month over the remaining three years.

(8)	25% of the options vest on each anniversary of the grant date, January 1, 2004.
(9)	25% of the options vest on each anniversary of the grant date, February 16, 2004.

Option Exercises and Stock Vested

There were no options exercised by our named executive officers during the year ended December 31, 2006.

Change in Control Arrangements

We do not have employment agreements with any of our executive officers, with the exception of David J. Drachman, our President and Chief Executive Officer, and Julie A. Piton, our Vice President and Chief Financial Officer. These agreements are described above under “Certain Relationships and Related Party Transactions.”

Our executive officers and directors are entitled to acceleration of vesting of their options under a change of control, pursuant to our 2001 Stock Option Plan, our 2005 Equity Incentive Plan and/or the related stock option agreements. Additionally, after termination of an executive officer or director, he or she may exercise his or her vested options pursuant to the terms of our 2001 Stock Option Plan, our 2005 Equity Incentive Plan and/or the related stock option agreements and his or her unvested options are cancelled upon termination. Generally, if termination is due to death or disability, the options will remain exercisable for 12 months. In all other cases, the options will generally remain exercisable for three months.

As of December 31, 2006, upon termination of employment, none of our executive officers were entitled to additional benefits, other than those benefits offered to all employees. Upon a change in control of the Company, potential payments to our named executive officers are consistent with all employees, with the exception of acceleration of vesting in full of the unvested stock options held by our named executive officers under our 2005 Equity Incentive Plan. Payments due to our named executive officers as of December 31, 2006 under this change in control provision would have been $36,267 for Mr. Lucky and $22,581 for Ms. Abruzzo. These amounts have been calculated using the fair market value, $8.94, of our common stock as of December 31, 2006, less the exercise price of the stock options. If the exercise price was greater than the fair market value, no amount was computed.

In February of 2007, the Company and Mr. Drachman entered into an employment agreement which provides for incremental benefits upon termination, death and a change in control. No amounts would have been due to Mr. Drachman under this agreement as of December 31, 2006, as the agreement was not effective at that time.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,906,928	$6.79	1,321,551
Equity compensation plans not approved by security holders	—	—	—

Total	1,906,928	$6.79	1,321,551

Equity compensation plans approved by our stockholders consist of our 2001 Stock Option Plan and our 2005 Equity Incentive Plan.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.

If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ David J. Drachman
David J. Drachman President and Chief Executive Officer

West Chester, Ohio

April 30, 2007

ATRICURE, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Julie A. Piton and David J. Drachman, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2007 Annual Meeting of Stockholders of AtriCure, Inc. to be held on June 20, 2007 at 9:30 a.m. (EDT) at AtriCure’s offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ATRICURE, INC.

June 20, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007	☐	☐	☐
NOMINEES:

☐	FOR ALL NOMINEES	o	DAVID J. DRACHMAN		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND (3) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
		o	DONALD C. HARRISON, M.D.
		o	MICHAEL D. HOOVEN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	ELIZABETH D. KRELL, Ph.D.
		o	RICHARD M. JOHNSTON
☐	FOR ALL EXCEPT (See instructions below)	o	MARK R. LANNING
		o	KAREN P. ROBARDS
		o	LEE R. WRUBEL, M.D.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐	I PLAN TO ATTEND THE MEETING		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.